                                                                    Exhibit (12)


                         THE McGRAW-HILL COMPANIES, INC.
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                                                          Years Ended December 31, 2001
                                                      ---------------------------------------------------------------------
                                                        2001           2000           1999           1998           1997
                                                      --------       --------       --------       --------       --------
                                                                            (In thousands of dollars)
Earnings
  Earnings from operations
    before income tax expense,
    extraordinary item (net of
    taxes) and cumulative change                      $605,382       $757,477       $691,059       $549,146       $462,544
    in accounting (net of taxes)
    (a)(b)(c)(d)(e)
  Fixed charges (f)                                     99,472         92,098         78,198         79,618         83,840
  Capitalized interest                                       -              -              -              -              -
                                                      --------       --------       --------       --------       --------
    Total Earnings                                    $704,854       $849,575       $769,257       $628,764       $546,384
                                                      ========       ========       ========       ========       ========


  Fixed Charges(f)
    Interest expense                                  $ 57,976       $ 56,434       $ 44,953       $ 51,857       $ 56,771
    Portion of rental payments
     Deemed to be interest                              41,496         35,664         33,245         27,761         27,069
                                                      --------       --------       --------       --------       --------
    Total Fixed Charges                               $ 99,472       $ 92,098       $ 78,198       $ 79,618       $ 83,840
                                                      ========       ========       ========       ========       ========


  Ratio of Earnings to Fixed charges:

    Earnings from operations
    before income tax expense,
    cumulative adjustment,
    extraordinary item and net of                         7.1x           9.2x          9.8x            7.9x           6.5x
    taxes (a)(b)(c)(d)(e)(f)

(a) 2001 includes a $159.0 million provision for restructuring and asset write-down, a $6.9 million pre-tax gain on the sale of real estate, a $8.8 million pre-tax gain on the sale of DRI, and a $22.8 million pre-tax charge for the write-down of certain assets, the shutdown of Blue List and the contribution of Rational Investors.

(b) 2000 includes a $16.6 million pre-tax one-time gain on the sale of the company's Tower Group International Division.

(c) 1999 includes a $39.7 million pre-tax one-time gain on the sale of the company's Petrochemical publications.

(d) 1998 includes the impact from the early extinguishment of $155 million of the company's 9.43% Notes in 1998, a $26.7 million gain on the sale of a building at 65 Broadway and a $16.0 million charge for the write-down of assets at the Continuing Education Center.


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(e)      1997 includes a $33.2 million pre-tax one-time provision for real estate write-downs related to the consolidation of office space in New York City and a $20.4 million pre-tax gain on the sale of Datapro Information Services.

(f) For purposes of computing the ratio of earnings to fixed charges, "earnings from continuing operations before income tax expense" excludes undistributed equity in income of less than 50%-owned companies. "Fixed charges" consist of (1) interest on debt, and (2) the portion of the company's rental expense deemed representative of the interest factor in rental expense.


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